As filed with the Securities and Exchange Commission
                              on January 6, 1998
                                                     Registration No. 333-_____


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                               IOMEGA CORPORATION
             (Exact name of registrant as specified in its charter)

          Delaware                                           86-0385884
(State or other jurisdiction of                            (I.R.S. Employer
 incorporation or organization)                          Identification Number)

    1821 West Iomega Way, Roy, Utah                                  84067
(Address of Principal Executive Offices)                           (Zip Code)

                     Nonqualified Deferred Compensation Plan
                            (Full title of the plan)

                             Laurie B. Keating, Esq.
                               Iomega Corporation
                              1821 West Iomega Way
                                 Roy, Utah 84067

                     (Name and address of agent for service)

                                 (801) 778-1000
          (Telephone number, including area code, of agent for service)



                         CALCULATION OF REGISTRATION FEE

      Title of securities to be          Amount to be            Proposed maximum aggregate        Amount of
             registered                  registered(1)               offering price(2)          registration fee
    ------------------------------ -------------------------- --------------------------------- -----------------

    Nonqualified Deferred                 $10,000,000                      $10,000,000                $2,950
    Compensation Obligations(1)
    ------------------------------ -------------------------- --------------------------------- -----------------


(1) The Nonqualified Compensation Obligations are unsecured obligations of Iomega Corporation to pay deferred compensation in the future in accordance with the terms of the Iomega Corporation Nonqualified Deferred Compensation Plan.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 (h) under the Securities Act of 1933, as amended.

PART I.  INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

                  The information required by Part I is included in documents sent or given to participants in the Iomega Corporation (the "Registrant") Nonqualified Deferred Compensation Plan (the "Nonqualified Deferral Plan"), pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act").


PART II.  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Certain Documents by Reference

                  The following  documents,  which are filed with the Securities
and  Exchange   Commission  (the   "Commission"),   are   incorporated  in  this
Registration Statement by reference:

                  (1) The  Registrant's  latest annual report filed  pursuant to
         Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or the latest prospectus filed pursuant to Rule 424(b) under the Securities Act that contains audited financial statements for the Registrant's latest fiscal year for which such statements have been filed.

                  (2) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report or the prospectus referred to in (1) above.

         All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.


Item 4.  Description of Securities

                  Under the Nonqualified Deferral Plan, the Registrant will provide a select group of highly compensated or management employees (the "Eligible Employees") the opportunity to enter into agreements for the deferral of a specified percentage of their cash compensation. The obligations of the Registrant under such agreements (the "Obligations") will be unfunded and unsecured general obligations of the Registrant to pay in the future the value of the deferred compensation and Registrant contributions adjusted to reflect the performance, whether positive or negative, of selected investment measurement options, chosen by each participant, during the deferral period in accordance with the terms of the Nonqualified Deferral Plan.

         The Nonqualified Deferral Plan will be administered by a committee which shall consist of the Board of Directors or such committee as the Board shall appoint (the "Committee"). Members of the Committee may be participants under the Nonqualified Deferral Plan. The Committee may from time to time adopt rules and procedures governing the Nonqualified Deferral Plan and shall have the authority to give interpretive rulings with respect to the Nonqualified Deferral Plan.

         An Eligible Employee may elect to defer all or a portion of his or her compensation. The amount of compensation to be deferred by each participant will be determined in accordance with the Nonqualified Deferral Plan based on elections by the participant. Participants may elect to defer any percentage of annual base salary up to 50% and any percentage of bonus up to 100%.

         The Obligations for each participant will equal the balance in a bookkeeping reserve account established for such participant. The investment earnings credited to such account will be indexed to one or more mutual funds or indices, the type of which will be individually chosen by each participant from a list of types of investment media. Each participant's deferred compensation account will be adjusted to reflect contributions by the Registrant and the investment experience of the selected mutual funds or indices, including any appreciation or depreciation. The Registrant is not required to actually invest the deferred compensation in the types of funds specified by participants. However, the Registrant may establish a trust, which may be a grantor trust for federal income tax purposes, to make such investments to assist the Registrant in meeting the Obligations.

         The Obligations will be distributed by the Registrant in accordance with the terms of the Nonqualified Deferral Plan and upon a payment plan selected by each participant. Upon a determination by the Committee that a participant has suffered an unforeseeable financial emergency, the Committee may direct the Registrant to pay such participant an amount necessary to meet the emergency, but not exceeding the aggregate balance of the participant's deferral account.

         A participant's right or the right of any other person to the Obligations cannot be assigned or transferred in any manner or be subject to alienation, sale, pledge. encumbrance or other legal process. The Obligations are not convertible into another security of the Registrant. The Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Registrant.

         The Registrant may at any time amend, suspend or reinstate any or all of the provisions of the Nonqualified Deferral Plan, except that no such amendment, suspension or reinstatement may adversely affect any participant's deferral account as it existed as of the day before the effective date of such amendment, suspension or reinstatement, without such participant's prior written consent. The Registrant may terminate the Nonqualified Deferral Plan at any time and for any reason whatsoever; provided, however, that a termination of the Nonqualified Deferral Plan may not adversely affect the value of a participant's deferral account as it existed as of the effective date of such termination without the participant's prior written consent.

Item 5.  Interests of Named Experts and Counsel

                  The legality of the Common Stock being offered hereby will be passed upon for the Registrant by Hale and Dorr LLP, Boston, Massachusetts. As of the date hereof, partners of Hale and Dorr LLP own approximately 187,500 shares of Common Stock of the Registrant.

Item 6.  Indemnification of Directors and Officers

                  Under Article Sixth of the Registrant's Restated Certificate of Incorporation and Article Fifth of the Registrant's By-Laws, each person who is a director or officer of the Registrant shall be indemnified by the Registrant to the full extent permitted by Section 145 of the General Corporation Law of Delaware ("Section 145").

                  Section 145 provides a detailed statutory framework covering indemnification of directors and officers of liabilities and expenses arising out of legal proceedings brought against them by reason of their status or service as directors or officers. This section provides that a director or officer of a corporation (i) shall be indemnified by the corporation for all expenses of such legal proceedings when he is successful on the merits, (ii) may be indemnified by the corporation for the expenses, judgments, fines and amounts paid in settlement of such proceedings (other than a derivative suit), even if he is not successful on the merits, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation (and, in the case of a criminal proceeding, had no reasonable cause to believe his conduct was unlawful), and (iii) may be indemnified by the corporation for expenses of a derivative suit (a suit by a shareholder alleging a breach by a director or officer of a duty owed to the corporation), even if he is not successful on the merits, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. No indemnification may be made under clause (iii) above, however, if the director or officer is adjudged liable for negligence or misconduct in the performance of his duties to the corporation, unless a court determines that, despite such adjudication and in view of all of the circumstances, he is entitled to indemnification. The indemnification described in clauses (ii) and
(iii) above may be made only upon a determination that indemnification is proper because the applicable standard of conduct has been met. Such a determination may be made by a majority of a quorum of disinterested directors, independent legal counsel or the stockholders. The Board of Directors may authorize advancing litigation expenses to a director or officer upon receipt of an undertaking by such director or officer to repay such expenses if it is ultimately determined that he is not entitled to be indemnified for them.

         The Registrant has entered into indemnification agreements with each of its directors which supplement or clarify the statutory indemnity provisions of
Section 145 in the following respects: (i) the presumption that the director or officer met the applicable standard of conduct is established, (ii) the advancement of litigation expenses is provided upon request if the director or officer agrees to repay them if it is ultimately determined that he is not entitled to indemnification for them, (iii) indemnity is explicitly provided for settlements of derivative actions, (iv) the director or officer is permitted to petition a court to determine whether his actions met the standard required, and
(v) partial indemnification is permitted in the event that the director or officer is not entitled to full indemnification.

         As permitted by Section 145, the Registrant has purchased a general liability insurance policy which covers certain liabilities of directors and officers of the Registrant arising out of claims based on acts or omissions in their capacity as directors or officers and for which they are not indemnified by the Registrant.

Item 7.  Exemption from Registration Claimed

                  Not applicable.


Item 8.  Exhibits

                  The Exhibit Index immediately preceding the exhibits to this Registration Statement is incorporated herein by reference.


Item 9.  Undertakings

         1.       The Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                            (i) To  include  any  prospectus  required  by
                  Section 10(a)(3) of the Securities Act;

                           (ii) To reflect in the prospectus any facts or events
                  arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (i) and (ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to
                  Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  2. The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be in the initial bona fide offering thereof.

                  3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Roy, Utah, on the 6th day of January, 1998.


                                                     IOMEGA CORPORATION




                                       By:  /S/ Leonard C. Purkis
                                            Leonard C. Purkis
                                            Senior Vice President, Finance
                                            and Chief Financial Officer

                                POWER OF ATTORNEY

         We, the undersigned officers and directors of Iomega Corporation, hereby severally constitute Leonard C. Purkis, Laurie B. Keating and Patrick J. Rondeau, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-8 filed herewith and any and all subsequent amendments to said Registration Statement, and generally to do all such things in our names and behalf in our capacities as officers and directors to enable Iomega Corporation to comply with all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.


     Signature                      Title                             Date



/s/ Kim B. Edwards     President, Chief Executive Officer and    January 6, 1998
Kim B. Edwards         Director (Principal Executive Officer)


/s/ Leonard C. Purkis  Senior Vice President, Finance and Chief  January 6, 1998
Leonard C. Purkis      Financial Officer (Principal Financial
                       and Accounting Officer)


/s/ David J. Dunn      Chairman of the Board of Directors      December 24, 1997
David J. Dunn


/s/ David A. Duke       Director                               December 23, 1997
David Duke


________________        Director                                December__, 1997
Willem H.J. Andersen


/s/ Robert P. Berkowitz Director                               December 24, 1997
Robert P. Berkowitz

/s/ Michael J. Kucha    Director                               December 23, 1997
Michael J. Kucha


/s/ John R. Myers       Director                               December 29, 1997
John R. Myers


/s/ John E. Nolan Jr.   Director                               December 23, 1997
John E. Nolan, Jr.


/s/ John E. Sheehan     Director                               December 29, 1997
The Hon. John E. Sheehan


/s/ James A. Sierk      Director                               December 24, 1997
James A. Sierk

                                  Exhibit Index



Exhibit
Number          Description

 4.1            Iomega Corporation Nonqualified Deferred Compensation Plan

 5              Opinion of Hale and Dorr LLP

23.1            Consent of Hale and Dorr (included in Exhibit 5)

23.2            Consent of Arthur Andersen LLP

24 Power of Attorney (included on the signature page of this Registration Statement)